EXHIBIT 99.2


                  Copyright 2000 PR Newswire Association, Inc.

                                   PR Newswire

                             August 11, 2000, Friday

SECTION: FINANCIAL NEWS

DISTRIBUTION: TO BUSINESS AND ENVIRONMENTAL EDITORS

LENGTH: 1212 words

HEADLINE: Capital Environmental for the Second Quarter Reports: Loss of $0.06 Per Share, Revenue Increase of 34% Versus 1999, EBITDA of 18.5% of Revenue After Adjusting for Approximately $1.6 Million of Unusual Items

DATELINE: BURLINGTON, Ontario, Aug. 11

BODY:

         Capital Environmental Resource Inc. (Nasdaq: CERI) today reported a second quarter loss of $0.06 per share (fully diluted) compared to net earnings per share of $0.14 per share (fully diluted) for the comparable 1999 quarter. Revenue for the quarter ended June 30, 2000 was $30.7 million, compared with $22.9 million for the year earlier period, an increase of 34%. Operating income decreased 43% to $1.4 million, or 4.6% of revenue, from $2.5 million or 11.1% of revenue for the year earlier period. A loss of $411,000 occurred in the second quarter of 2000 compared to net income of $666,000 in the second quarter of 1999. EBITDA decreased to $4.1 million, or 13.4% of revenue, from $4.3 million or 18.8% of revenue, a decrease of 4% (EBITDA is defined as net income plus income taxes, net interest expense, depreciation and amortization).

         For the six-month period ended June 30, 2000, the Company incurred a loss of $72,000 or $0.01 per share (fully diluted) from net income of $1.1 million, or $0.25 per share (fully diluted) for the comparable period last year. Revenue increased 40% to $57.0 million from $40.8 million for the same period last year. Operating income decreased 9% to $4.1 million, or 7.2% of revenue, from $4.5 million or 11.1% of revenue for the comparable period last year. Year-to-date EBITDA increased to $9.3 million from $7.8 million, an increase of 18%.

         During the quarter the Company incurred unusual items of approximately $1.6 million.

         These unusual items related primarily to write-off of acquisition costs for uncompleted acquisitions, various accruals, restructuring costs and unresolved costs associated with a disputed agreement.

         Bruce Cummings, Chairman of the Board noted, "While we are disappointed with the results of the second quarter, the operating fundamentals of the Company remain sound. After adjusting for approximately $1.6 million of unusual items incurred in the quarter, operations generated EBITDA of $5.7 million or 18.5% of revenue. Additionally, while revenues were somewhat behind budget they did increase 34% year over year".

         Based on the second quarter results, the Company is in breach of one of the covenants in its credit facility agreements. The Company is in discussions with its lenders and believes it will be able to reach an agreement to waive the breach. In the event the Company is unable to obtain the waiver, the lenders have the option to accelerate repayment of the loans.

         The Company's earnings per share for the second quarter, as compared to the same period in 1999, were additionally impacted by the dilutive effect of the Company's initial public offering completed in June 1999 and the cost of being publicly traded. Industry-wide factors reducing profitability include the continued high price of fuel and heavier than normal rainfall in a majority of the Company's market areas.

         As a result of certain events, which have transpired in the second quarter, and to reduce costs and improve long-term profitability, the Company expects to incur certain restructuring charges in the third quarter. These additional costs are expected to relate to reductions in the scope of the Company's acquisition program, negotiations with the Company's lenders and other measures that will be taken to improve profitability.

         As a result of the Company's failure to maintain compliance with the minimum $5.00 bid price a $15.0 million market value of public float requirements for continued listing on the Nasdaq National Market, the Company has been notified today that its common shares will be transferred from the Nasdaq National Market to the Nasdaq Small Cap Market effective at the open of business August 16, 2000.

         Capital will hold a conference call on Monday, August 14, 2000 at 4 p.m. (EST). Chairman, Bruce Cummings, and Chief Financial Officer, David Langille, will discuss Capital's second quarter results. If you wish to participate in this call, please phone 1-800-478-9326. For participants in Toronto and those outside of North America, please call (416) 695-5801. A replay of the call will be available until Monday, August 21, 2000 by phoning 800-408-3053 or (416) 695-5800 and entering reservation 540327.

         Capital Environmental Resource Inc. is a regional integrated solid waste services company that provides collection, transfer, disposal and recycling services in secondary markets in Canada and the northern United States. The Company's web site is http://www.capitalenvironmental.com.

         The matters discussed in this news release include certain forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements, including the risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date of this release that may bear upon forward-looking statements.

         All currency references are in United States dollars.

----------------------------------------------------------------------------------------------------------------------
                                          Capital Environmental Resource Inc.
                                    Condensed Consolidated Statement of Operations
                            (In thousands of U.S. dollars, except share and per share data)

----------------------------------------------------------------------------------------------------------------------
                                                   Three Months Ended                        Six Months Ended
                                                         June 30                                 June 30
                                                 2000                 1999               2000               1999
---------------------------------------- -------------------- ------------------- ----------------- ------------------
        Revenues                          $30,668              $22,927             $57,030           $40,803
---------------------------------------- -------------------- ------------------- ----------------- ------------------
        Operating expenses:
          Cost of operations              21,218               15,681              38,213            27,693
---------------------------------------- -------------------- ------------------- ----------------- ------------------
        Selling, general                  5,330                2,946               9,551             5,284
          and administrative
          expenses
---------------------------------------- -------------------- ------------------- ----------------- ------------------
        Depreciation and
          amortization
          expense                         2,695                1,758               5,166             3,291
---------------------------------------- -------------------- ------------------- ----------------- ------------------
        Income from                       1,425                2,542               4,100             4,535
          operations
---------------------------------------- -------------------- ------------------- ----------------- ------------------

----------------------------------------------------------------------------------------------------------------------
                                          Capital Environmental Resource Inc.
                                    Condensed Consolidated Statement of Operations
                            (In thousands of U.S. dollars, except share and per share data)

----------------------------------------------------------------------------------------------------------------------
                                                   Three Months Ended                        Six Months Ended
                                                         June 30                                 June 30
                                                 2000                 1999               2000               1999
---------------------------------------- -------------------- ------------------- ----------------- ------------------
        Interest and                      2,240                1,501               4,250             2,751
          financing expense
---------------------------------------- -------------------- ------------------- ----------------- ------------------
        Income (loss) before              (815)                1,041               (150)             1,784
          income taxes
---------------------------------------- -------------------- ------------------- ----------------- ------------------
        Income tax provision              (404)                375                 (78)              642
          (recovery)
---------------------------------------- -------------------- ------------------- ----------------- ------------------
        Net income (loss)                 $(411)               $666                $(72)             $1,142
          for the period
---------------------------------------- -------------------- ------------------- ----------------- ------------------
        Basic net income                  $(0.06)              $0.20               $(0.01)           $0.39
          (loss) per
          common share
---------------------------------------- -------------------- ------------------- ----------------- ------------------
        Diluted net income                $(0.06)              $0.14               $(0.01)           $0.25
          (loss) per
          common share
---------------------------------------- -------------------- ------------------- ----------------- ------------------
        Weighted average
          number of common
          shares outstanding
          Basic                           7,196,627            3,421,380           7,196,627         2,939,975
---------------------------------------- -------------------- ------------------- ----------------- ------------------
          Diluted                         7,288,821            4,884,081           7,301,202         4,592,533
---------------------------------------- -------------------- ------------------- ----------------- ------------------
        Supplemental information:         $4,120               $4,300              $9,266            $7,826
          EBITDA
----------------------------------------------------------------------------------------------------------------------

   SOURCE Capital Environmental Resource Inc.

   CONTACT: David Langille, EVP and CFO of Capital Environmental Resource Inc., 905-319-6047

   URL: http://www.prnewswire.com

LANGUAGE: ENGLISH

LOAD-DATE: August 12, 2000